Exhibit 99.1

PRESS RELEASE

Visa and American Express Settle Legal Dispute

Settlement to be funded by Visa USA financial institutions, not Visa Inc.

Settlement addresses claims against bank defendants

SAN FRANCISCO – November 7, 2007 – Visa Inc. announced today that the litigation with American Express pending since 2004 has been settled. The settlement will ultimately be funded by members of Visa USA – not Visa Inc. – through the company’s retrospective responsibility plan, a series of agreements with U.S. financial institutions to fund financial obligations of certain litigation, including this case. The plan was described in Visa Inc.’s recent S-4 filing.

The settlement agreement, which is contingent upon Visa USA member approval, ends all current litigation between American Express and Visa USA, Visa International and their members related to this issue. By settling this litigation Visa is not conceding any liability in the dispute. In addition, the settlement resolves American Express’s actual or potential claims against the named bank defendants in this case: US Bank, Wells Fargo, Washington Mutual, JPMorgan Chase & Co. and Capital One. The agreement covering the bank defendants absolves them of all responsibility in this matter related to their participation in the Visa and MasterCard networks.

“Visa is doing what is in the best interests of its membership and the new organization” said Visa Inc. CEO and Chairman Joseph W. Saunders. “Our retrospective responsibility plan and these settlement agreements reduce risk and uncertainty for our members and Visa. I believe this is a positive resolution for Visa and its financial institutions.”

Under the proposed agreement, American Express will receive $945 million from Visa and an additional payment from the bank defendants by March 15 and no later than March 31, 2008. Beginning March 31, 2008, Visa will pay American Express an additional amount of up to $70 million a quarter for 16 quarters, for a maximum total of $1.12 billion. Visa’s nominal payout is $2.065 billion with an accounting reserve of $1.9 billion and a net present value to Visa of $1.8 billion.

The member institutions of Visa USA – and not Visa Inc. – bear the responsibility for funding the settlement through the application of Visa’s retrospective responsibility plan. The plan includes a multi-step mechanism to fund financial obligations of Visa USA and Visa International related to certain litigation, including the American Express case. Through this mechanism, any payments made by Visa Inc. as part of this settlement ultimately will be reimbursed by Visa USA member institutions.

“With this dispute behind us, Visa will remain focused on being a global payments leader,” Saunders said. “We are confident in our competitive position and the value we provide our customers with our comprehensive suite of products, secure and reliable payment system, and leading global brand and merchant acceptance.”

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ABOUT VISA: Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.visa.com.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements. These statements may be identified by the use of words such as “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans” or similar expressions. Such forward-looking statements include, without limitation, statements about the proposed settlement, our retrospective responsibility plan, strategy, future operations, prospects, plans and objectives of management and events or developments that we expect or anticipate will occur. The forward-looking statements reflect Visa’s current views and assumptions and are subject to risks and uncertainties, which may cause actual and future results and trends to differ materially from the forward-looking statements, including but not limited to Visa’s ability to achieve its strategic objectives and the expected goals of the settlement and our retrospective responsibility plan; general market conditions; the outcome of legal proceedings; uncertainties inherent in operating internationally; and the impact of law and regulations. Many of these factors are beyond Visa’s ability to control or predict. Given these factors, you should not place undue reliance on the forward-looking statements.